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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Dean Foods Company

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Reach for Dean
2004 Proxy Statement and Notice of Annual Meeting

Notice of Stockholders’ Meeting

We will hold this year’s annual stockholders’ meeting on Tuesday, May 18, 2004 at 10:00 a.m. at the Latino Cultural Center, 2600 Live Oak at Good Latimer, Dallas, Texas 75204.

     At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

▪	A proposal to re-elect Alan J. Bernon, Gregg L. Engles, Joseph S. Hardin, Jr., Ronald Kirk and John S. Llewellyn, Jr. as members of the Board of Directors, and

▪	A proposal to ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2004.

We will also discuss and take action on any other business that is properly brought before the meeting.

     If you were a stockholder on March 26, 2004, you are entitled to vote on the proposals to be considered at this year’s meeting.

     This notice and the accompanying proxy statement are first being mailed to stockholders on or about April 12, 2004.

     By order of the Board of Directors,

Sincerely,

Michelle P. Goolsby
Executive Vice President,
Chief Administrative Officer,
General Counsel and Corporate Secretary

You are Invited

April 12, 2004

Dear Fellow Stockholders,

We hope that you will come to our annual stockholders’ meeting on Tuesday, May 18, 2004. At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on our 2003 results and our outlook for 2004 and beyond. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

     If you have questions regarding any of the matters contained in this proxy statement, please contact our Investor Relations department at 800-431-9214. We look forward to seeing you at this year’s meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board
and Chief Executive Officer

Questions and Answers

Why did I receive this proxy statement?

On April 12, 2004, we began mailing this proxy statement to everyone who was a stockholder of our company on March 26, 2004. One purpose of this proxy statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.

     More importantly, this proxy statement:

▪	Includes detailed information about the matters that will be discussed and voted on at the meeting, and

▪	Provides updated information about our company that you should consider in order to make an informed decision at the meeting.

I received more than one proxy statement. Why?

If you received more than one proxy statement, your shares are probably registered differently or are in more than one account. Please vote each proxy that you received.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

▪	Is present in person, or

▪	Is not present in person but has voted by telephone, internet or mail prior to the meeting or is otherwise represented at the meeting by a valid proxy.

According to our bylaws, holders of at least 78,484,968 shares (which is a majority of the shares of our common stock outstanding on March 26, 2004), must be present at this year’s meeting in order to conduct the meeting.

     If holders of fewer than 78,484,968 shares are present at the meeting, we will reschedule the meeting. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

▪	A proposal to re-elect Alan J. Bernon, Gregg L. Engles, Joseph S. Hardin, Jr., Ronald Kirk and John S. Llewellyn, Jr. as members of our Board of Directors, and

▪	A proposal to ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2004.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 26, 2004. Cumulative voting is not permitted.

     Each of the proposals has been approved by our Board of Directors. The Board of Directors is now soliciting your vote on the proposals and recommends that you vote FOR each of the proposals.

After each proposal has been voted on at the meeting we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will report on the highlights of 2003 and our outlook for 2004 and beyond.

How many votes are necessary to re-elect the nominees for director?

The five nominees receiving the highest number of “yes” votes will be elected as directors. This number is called a plurality.

Our common stock was the only class of stock outstanding on March 26, 2004.
As of that date, there were 156,969,935 shares of common stock outstanding.

Questions and Answers

What if a nominee for director is unwilling or unable to stand for re-election?

Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise which cause one or more of them to be unable to stand for re-election, then either:

▪	The Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

▪	The Board of Directors may, during the meeting, nominate another person for director.

Please understand that if our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use their discretion to vote on your behalf.

How many votes are necessary to ratify the selection of Deloitte & Touche LLP as independent auditor?

The Audit Committee of our Board of Directors has responsibility for selection of our independent auditor. Stockholder ratification is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2005.

How do I vote?

To vote, follow the instructions on the enclosed proxy card or voting card.

     If you are a registered stockholder, you can also vote at the meeting. If your shares are in a brokerage account, you might not be a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should, therefore, vote by telephone, internet or mail according to the instructions on the enclosed voting card in order to ensure that your vote is counted.

     Please understand that voting by any means other than voting in person at the meeting has the effect of appointing Gregg Engles, our Chairman of the Board and Chief Executive Officer, and Michelle Goolsby, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the two proposals described in this proxy statement exactly as you have voted.

     However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Ms. Goolsby will be authorized to use their discretion to vote on such issues on your behalf.

     If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR that proposal.

We encourage you to vote now (by telephone, internet or mail) even if you plan to attend the meeting in person.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004. We will file that report with the Securities and Exchange Commission (“SEC”) by August 9 of this year, and you can obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations office at 800-431-9214 or the SEC at 800-SEC-0330.

What if I want to change my vote?

You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

▪	Write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, LB 30, Dallas, Texas 75201, or

Questions and Answers

▪	Vote again, either by telephone or internet (the last vote before the meeting begins will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.

What if I do not vote?

If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. If there are enough stockholders present to conduct the meeting, your failure to vote will not affect the outcome of either proposal.

     If your shares are held in “street name” and you do not vote, your brokerage firm could:

▪	Vote for you, if it is permitted by the exchange or organization of which your broker is a member, or

▪	Leave your shares unvoted.

Generally, your broker will be permitted to vote for you on the proposals regarding the election of directors and the ratification of Deloitte & Touche LLP. If your broker submits a proxy on your behalf, even if your broker is not authorized to vote for you, you will be deemed to be present at the meeting.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal by certified mail to our Corporate Secretary by no later than March 1 of the year of the meeting. We have not received notice of any stockholder proposals to be presented at this year’s meeting.

     If you would like your proposal to be included in next year’s proxy statement, you must submit it to our Corporate Secretary in writing by no later than December 13, 2004. We will include your proposal in our next annual proxy statement if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the Securities and Exchange Commission.

     You may write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, LB 30, Dallas, TX 75201.

     According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

If a stockholder raises a matter at the meeting that requires a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

How much will this solicitation cost, and who will pay for it?

We have engaged Georgeson Shareholder to assist in the distribution of proxy materials and, if necessary, the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax or e-mail. We will pay Georgeson Shareholder a fee of up to $6,000, plus certain expenses. We will also pay all other costs associated with this proxy statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, The Bank of New York, will count the votes and act as inspector of election.

More About the Proposals

Proposal One: Re-Election of Directors

Our Board of Directors is divided into three classes serving three year terms. This year’s nominees for re-election to the Board of Directors for a three-year term are:

Alan J. Bernon –
 Director since August 1997

Mr. Bernon, age 49, serves as Chief Operating Officer of the Northeast Region of our Dairy Group. He was originally elected to our Board of Directors in connection with our acquisition of Garelick Farms in 1997. From September 1985 until July 1997, Mr. Bernon served as President of The Garelick Companies.

Gregg L. Engles –
 Chairman of the Board, Director since October 1994

Mr. Engles, age 46, has served as our Chief Executive Officer and as a director since the formation of our company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired Legacy Dean on December 21, 2001, Mr. Howard Dean was named Chairman of the Board, pursuant to the merger agreement concerning our acquisition of the former Dean Foods Company (“Legacy Dean”), and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. Prior to the formation of our company, he served as Chairman of the Board and Chief Executive Officer of certain predecessors to our company. In addition to ours, Mr. Engles also serves on the Board of Directors of Swift & Company, a meat packing company which has issued publicly-traded securities.

Joseph S. Hardin, Jr. –
 Director since May 1998

Mr. Hardin, age 58, served as Chief Executive Officer of Kinko’s, Inc. from May 1997 until January 2001. Currently retired, Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately as an Executive Vice President and as the president and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores, Inc.

Ronald Kirk –
Director since February 2003

Mr. Kirk, age 49, has been a partner with the law firm of Gardere Wynne Sewell LLP since 1994. From June 1995 to November 2001, he also served as Mayor of the City of Dallas, Texas. In addition to ours, Mr. Kirk also serves on the Boards of two other public companies, including Brinker International, a restaurant operator (where he also serves on the Audit and Nominating Committees), and Petsmart Inc. (where he also serves on the Corporate Governance Committee).

More About the Proposals

John S. Llewellyn, Jr. –
Director since December 2001

Mr. Llewellyn, age 69, served as President and Chief Executive Officer of Ocean Spray Cranberries, Inc. from 1988 until his retirement in 1997. He was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mr. Llewellyn had served on the Board of Directors of Legacy Dean since 1994 and was a member of its Compensation and Corporate Governance Committees.

Mr. Bernon, Mr. Engles, Mr. Hardin, Mr. Kirk and Mr. Llewellyn were unanimously nominated for re-election by our Board of Directors following the recommendation of the Governance Committee of our Board of Directors. They have each consented to be re-elected as members of our Board of Directors.

Our Board of Directors recommends that you vote for Mr. Bernon, Mr.
Engles, Mr. Hardin, Mr. Kirk and Mr. Llewellyn.

Proposal Two: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2004 fiscal year and is soliciting your ratification of that selection.

     Your ratification of the Audit Committee’s selection of Deloitte & Touche LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 11 of this proxy statement for further information about the responsibilities of our Audit Committee and page 13 for an important report by the Audit Committee.

Our Board of Directors recommends that you vote for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2004.

Other Information

Who is on our Board of Directors?

In addition to the five directors proposed for re-election, the following persons currently serve on our Board of Directors:

Lewis M. Collens –
Director since December 2001

Mr. Collens, age 66, has served as the President of Illinois Institute of Technology (“IIT”) and Chairman of IIT Research Institute since 1990. From 1974 to 1990, he served as Dean of IIT Chicago Kent College of Law. Mr. Collens was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean on December 21, 2001. Mr. Collens had served on the Board of Directors of Legacy Dean since 1991 and was Chairman of its Audit Committee and a member of its Corporate Governance Committee. His term will expire in 2006.

Tom C. Davis –
Director since March 2001

Mr. Davis, age 55, has served as Chief Executive Officer of The Concorde Group, a private investment firm, since March 2001. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston (formerly DLJ) from March 1984 to February 2001. In this position, Mr. Davis worked with several large private equity firms, in addition to a variety of public and private companies, including companies in the broadcast and telecommunications, energy, food service and processing and retailing industries. In addition to ours, Mr. Davis also serves on the Board of Directors of Westwood Holdings Group, which has issued publicly-traded securities. His term will expire in 2005.

Stephen L. Green –
Director since October 1994

Mr. Green, age 53, has served as a general partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., one of our former principal stockholders, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. Mr. Green also serves on the Board of Directors, and on the Audit and Compensation Committees of the Board of Directors, of Advance PCS, a healthcare resource provider which has issued publicly-traded securities. His term will expire in 2005.

Janet Hill –
Director since December 2001

Mrs. Hill, age 56, has served as Vice President of Alexander & Associates, a corporate consulting firm, since 1981. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mrs. Hill had served on the Board of Directors of Legacy Dean since 1997 and was a member of its Audit and Corporate Governance Committees. In addition to ours, Mrs. Hill serves on the Boards of two other public companies including Wendy’s International (where she also serves on the Compensation Committee) and Nextel Communications (where she also serves on the Audit, Compensation, Corporate Governance and Nominating Committees). Her term will expire in 2006.

Other Information

John R. Muse –
Director since November 1997

Mr. Muse, age 53, is President and co-founding partner of Hicks, Muse, Tate & Furst Incorporated. Prior to the formation of Hicks, Muse, Tate & Furst in 1989, Mr. Muse headed the investment/merchant banking activities of Prudential Securities for the southwest region of the United States from 1984 to 1989. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. In addition to ours, he also serves on the Board of Directors of Swift & Company, a meat packing company and Premier International Foods, both of which have issued publicly traded securities. His term will expire in 2005.

Hector M. Nevares –
Director since October 1994

Mr. Nevares, age 53, was President of Suiza Dairy, a Puerto Rico dairy processor, from June 1983 until September 1996, having served in additional executive capacities at Suiza Dairy since June 1974. From March 1998 until April 2000, Mr. Nevares served as a consultant for us. His term will expire in 2006.

P. Eugene Pender –
Director since October 1994

Mr. Pender, age 73, served as Vice President and Controller of The Southland Corporation until his retirement in December 1987. After his retirement, he served as a consultant to The Southland Corporation until March 1991. His term will expire in 2005.

Pete Schenkel –
Director since January 2000

Mr. Schenkel, age 68, joined our company in January 2000 as President of our Dairy Group and a member of our Board of Directors. From 1959 to December 31, 1999, he served in various capacities at Southern Foods Group (now a part of our Dairy Group), including Chairman of the Board and Chief Executive Officer from 1994 through 1999, and President from 1987 to 1994. He was originally elected to our Board of Directors in connection with our acquisition of Southern Foods Group in January 2000. His term will expire in 2006.

Jim L. Turner –
Director since November 1997

Mr. Turner, age 58, has served as President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group, Inc. since its formation in 1999. Prior to that, since 1985, he held similar positions with various predecessors to Dr Pepper/Seven Up Bottling Group, Inc. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. His term will expire in 2006.

Other Information

Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our company and/or our officers, on the one hand, and each director on the other. In 2004, the Board determined that all of the members of our Board of Directors are “independent,” as that term is used in the New York Stock Exchange’s guidelines, except for Mr. Engles, Mr. Schenkel, Mr. Bernon and Mr. Muse. Mr. Engles, Mr. Schenkel and Mr. Bernon are all current employees of our company and, therefore, they are not independent. Our Board of Directors has determined that Mr. Muse is not independent due to Mr. Engles’ position on the Board of Directors of Swift & Company. Hicks, Muse, Tate & Furst, of which Mr. Muse is President and co-founding partner, owns a controlling interest in Swift & Company. While Mr. Muse does not receive any compensation from Swift & Company other than normal compensation for his services as a director, Hicks, Muse, Tate & Furst does receive an annual fee from Swift & Company based on budgeted earnings, and is entitled to receive additional fees in certain circumstances, such as in the event of an acquisition, restructuring, or debt or equity issuance.

     The law firm in which Mr. Kirk is a partner provides certain services to our company, and we have also used the services of the search firm in which Mr. Kirk’s wife is a partner. Mr. Hardin serves on the Board of a charitable organization to which we have made donations. The amounts for 2003 are disclosed on page 23. Neither the fees that we have paid to Mr. or Mrs. Kirk’s firms, nor the donations we have made to the charity with which Mr. Hardin is affiliated, were in material amounts. Therefore, our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships do not have a material impact on the directors’ relationships with the company or with any of our officers. Therefore, our Board of Directors has determined that both Mr. Kirk and Mr. Hardin meet the “independence” standard of the New York Stock Exchange.

     In 2003, the Board of Directors determined that Mr. Nevares was not independent because he served as a consultant for us until 2000. In 2004, the Board found Mr. Nevares to be independent since it has now been more than three years since Mr. Nevares has had any relationship with our company or received any compensation from our company other than as a member of our Board of Directors.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and shareholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity, and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

     All directors are expected to avoid conflicts of interest and to represent the best interests of our shareholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

     Members of our Board of Directors are required to regularly attend all Board meetings. There is no specific policy requiring that all members attend the annual meeting of shareholders; however, all but one of our Board members did attend our 2003 annual meeting of stockholders.

     The Board of Directors meets according to a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The Board met nine times during 2003, including four regular meetings and five special meetings, and acted by written consent three times. In 2003, all members attended at least 75% of the meetings of the Board of Directors and the Committees on which they serve.

     The independent members of our Board of Directors regularly hold meetings in “executive session.” The independent directors have selected Mr. Hardin to serve as Presiding Director during such executive sessions.

     The Board of Directors has adopted a set of Corporate Governance Principles for our company, including certain director qualification standards and continuing education requirements, a copy of which is accessible through our corporate website at www.deanfoods.com.

Other Information

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain Committees to assist in the performance of its various functions. The chart below lists all of the Committees of our Board of Directors, and indicates who currently serves on those Committees and how many times each Committee met during 2003.

									Strategic
Board Member	Audit(2)(3)		Compensation(2)		Executive		Governance(2)		Planning
Collens	*
Davis									*
Engles					*	(1)			*
Green	*		*						*
Hardin			*	(1)	*		*		* (1)
Hill							*	(1)
Kirk							*
Llewellyn			*						*
Pender	*	(1)	*				*
Schenkel					*
Turner	*								*
Meetings in 2003	11		5		2		7		1

*	Committee Member

(1)	Committee Chair

(2)	All of the members of our Audit, Compensation and Governance Committees are “independent,” as determined in accordance with New York Stock Exchange guidelines, and are appointed by the Board of Directors.

(3)	All of the members of the Audit Committee are “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission.

What are the responsibilities of our Board Committees?

Audit Committee: The Audit Committee is responsible for assisting our Board of Directors in monitoring (1) the integrity of our financial statements, (2) our independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditor, and (4) our compliance with applicable legal and regulatory requirements.

     The Audit Committee has sole authority to appoint and replace our independent auditor and is directly responsible for the compensation and oversight of the independent auditor for the purpose of preparing or issuing an audit report or related work. The Audit Committee is responsible for approving all permitted non-audit services to be performed by our independent auditor, and has established guidelines for doing so. See the Report of the Audit Committee on page 13 for more information.

     The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense. The Audit Committee meets regularly with members of our management and with our independent auditor outside the presence of management.

     The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com, and is required to meet not less frequently than quarterly.

Other Information

Compensation Committee: Our Compensation Committee is responsible for setting our executive compensation policies and objectives and administering our executive compensation programs. The Compensation Committee evaluates the performance of, and determines compensation for, our Chief Executive Officer. The Committee also determines the compensation for our other corporate officers and certain other key employees, and acts in an advisory role on non executive employee compensation. The Committee administers our stock option and stock award plans and makes final determinations regarding grants of stock options and other stock-based awards. The Compensation Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com, and performs annual self-evaluations.

Executive Committee: The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis, as to matters specifically delegated to the Executive Committee from time to time. This Committee meets only as needed.

Governance Committee: The Governance Committee is responsible for considering, developing and making recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate composition, size, function and operation of the Board and its Committees to optimize the effectiveness of the Board of Directors. Specifically, the Governance Committee must (1) consider, recommend and recruit candidates to fill new or open positions on the Board, (2) review candidates recommended by shareholders, (3) conduct the appropriate and necessary inquiry into the backgrounds and qualifications of possible candidates, and (4) recommend director nominees for approval by the Board of Directors and our shareholders. When searching for or considering a candidate for Board membership (including any candidate who may be recommended by a shareholder), the Governance Committee will generally require that the candidate have the highest ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. Their ultimate goal when considering the composition of our Board of Directors is to ensure that the Board includes members with appropriately diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of our company. The Committee also considers possible conflicts of interest of Board members and senior executives, recommends Board Committee members, recommends director development activities and is involved in succession planning and management development for senior management. The Governance Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com, and performs annual self-evaluations. The Governance Committee will consider stockholder recommendations submitted in writing to the address set forth below.

Strategic Planning Committee: The Strategic Planning Committee has been assigned the task of working with our executives to chart the strategic course of our company, with the goal of maximizing stockholder returns over the medium to long term. Specific areas considered by the Committee include business mix, capital and other resource allocation and earnings growth.

How can you communicate with our Board of Directors?

Should you wish to contact our Presiding Director or any of the other members of our Board of Directors, you may write to him or her in care of our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201.

Other Information

Reports to You from Our Board Committees

Report of the Audit Committee

We have met with representatives of Deloitte & Touche LLP and company management to review and discuss the company’s audited consolidated financial statements for the year ended December 31, 2003. We have also discussed with Deloitte & Touche, and they have provided written disclosures to us, regarding (1) the matters required to be communicated under generally accepted auditing standards (Standard No. 61, Communication with Audit Committees), and (2) Deloitte & Touche’s independence, as required by the Independence Standards Board (Standard No. 1, Independence Discussions with Audit Committees).

     Deloitte & Touche has served as independent auditor for the company since its formation. Deloitte & Touche periodically changes the personnel who work on the audit. In addition to performing the audit of the company’s consolidated financial statements, Deloitte & Touche also provides various other services to the company. All of the services provided for the company by Deloitte & Touche in 2003 were approved by us. The aggregate fees and reimbursable expenses billed to the company and its subsidiaries by Deloitte & Touche for 2003 and 2002 were:

	2003	2002
Audit Fees(1)	$3,815,000	$3,945,000
Audit-Related Fees(2)	3,226,000	4,847,000
Tax Fees(3)	506,000	879,000
All Other Fees(4)	641,000	511,000

Total	$8,188,000	$10,182,000

(1) “Audit Fees” includes fees billed for the audit of the company’s annual financial statements and review of financial statements included in the company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

(2) “Audit Related Fees” includes fees billed for the following services that are related to the performance of the audit or review of the company’s financial statements (which are not reported above under the caption “Audit Fees”) such as fees for accounting due diligence on acquisitions and divestitures, audits of company employee benefit plans and agreed-upon procedure reports on the company’s receivables-backed loan.

(3) For 2003, “Tax Fees” includes $382,000 for tax preparation and compliance and $124,000 for tax advice and planning. For 2002, “Tax Fees” includes $490,000 for tax preparation and compliance and $389,000 for tax advice and planning.

(4) “All Other Fees” includes fees billed for completing actuarial work on certain of the company’s defined benefit plans and other employee benefit plan services entered into before May 6, 2003, and certain other non-audit consultations.

     The Audit Committee has considered whether the services performed by Deloitte & Touche other than audit services or services related to the audit are compatible with maintaining the independence of Deloitte & Touche, and they have concluded that they are. Based on our reviews and discussions with management and the independent auditor, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

     We have also recommended that Deloitte & Touche be selected as the company’s independent auditor for 2004.

     We have sole authority to engage the company’s independent auditor. In addition to conducting our 2004 audit, we have also pre-authorized Deloitte & Touche to provide the following services until November 2004:

AUDIT-RELATED ENGAGEMENTS

▪	Audit of financial statements for our Dairy Group

▪	Financial statement audits of our employee benefit plans

▪	Agreed-upon procedures on our receivables-backed loan

▪	Ordinary course accounting consultations

▪	Due diligence services related to acquisitions and divestitures of businesses

TAX ENGAGEMENTS

▪	U.S. federal, state and local tax compliance advice

▪	International tax compliance advice

▪	Review of federal, state, local and international income, franchise and other tax returns

▪	Advice on tax audits

In the event a matter of a type listed above arises before November 2004, we have authorized management, if necessary, to negotiate, for Mr. Pender’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide us, at our next regularly scheduled meeting, with detailed backup documentation about the services to be provided. Any service that management wishes Deloitte & Touche to provide that is of a type that has not been pre-approved, such as tax savings initiatives, must be considered at a meeting of the Committee.

     Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you have.

THIS REPORT IS PRESENTED BY:

The Members of the Audit Committee
Lewis M. Collens, Stephen L. Green, P. Eugene Pender and Jim L. Turner

Other Information

Reports to You from Our Board Committees

Report of the Compensation Committee

Our goals in setting compensation for officers (including our executive officers and our senior operating officers) are:

▪	To attract and retain highly capable officers,

▪	To motivate the performance of officers in support of achievement of the company’s strategic financial and operating performance objectives, and

▪	To reward performance that meets this standard.

In order to ensure that we are able to attract and retain the highest caliber management, we endeavor to ensure that total compensation is comparable to that offered by competitors for the company’s management talent. In order to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we have put an emphasis on performance-based compensation so that attainment of company, business unit and, in some cases, individual performance goals, is rewarded. Through the use of performance-based plans that emphasize attainment of company and/or business-unit goals, we seek to foster an attitude of teamwork, and the use of tools such as equity ownership is important to ensure that the efforts of management are consistent with the objectives of stockholders.

     At present, the compensation of the Chief Executive Officer and other officers consists of the following:

Base Salary: The recommended base salary for Gregg Engles, the Chief Executive Officer, and for each of the other officers was determined after review of:

▪	Publicly available information concerning the base salaries of persons with similar responsibilities in companies of comparable size in general industry and, more importantly, in the consumer packaged goods industry,

▪	The responsibilities of each officer, and

▪	The subjective evaluation of such officer’s overall performance and contribution to the company.

Generally, it is our practice to set base salaries at the median of market range, adjusted to reflect each officer’s individual performance and contributions.

Annual Incentive Compensation: Year end cash bonuses are designed to motivate Mr. Engles and the other officers to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the company. In conjunction with our review of the strategic and operating plans of the company, each year we establish target performance levels for the officers based either on the company’s earnings per share, the performance of particular operating units over which the officer has control or on individual goals, or some combination thereof. It is our practice to set bonus levels at the 50th to 75th percentile of market range.

Long-Term Incentive Compensation: We believe that a significant portion of officer compensation should be dependent on value created for stockholders. Our officers generally receive long-term incentive awards based on the company’s total stockholder return over the preceding three years relative to the total stockholder return of a selected peer group of comparably positioned consumer packaged goods companies. Our goal is for these grants to be from the 25th to the 75th percentile depending on our total stockholder return as compared to that of our peer group. For 2003, since the company’s total stockholder return for the preceding three years ranked at the 93rd percentile of our selected peer group, long-term incentive grants were targeted at the 75th percentile of the peer group. We also take into account each officer’s individual performance and contributions when making long-term incentive grants.

     Historically, we granted stock options as the sole form of long-term incentive compensation. Beginning in 2003, we began awarding deferred stock units (DSUs) in addition to stock options, which were awarded at significantly reduced

Other Information

Reports to You from Our Board Committees

levels from prior years. Stock options that we grant have an exercise price of fair market value on the date of grant and vest over a three-year period. DSUs have no exercise price and vest over a five-year period, subject to certain accelerated vesting provisions based primarily on the company’s stock price. We believe that DSUs are and will continue to be an important part of our long-term incentive compensation strategy. Since DSUs impart real value upon grant (subject to vesting and other conditions), we believe that our officers will be appropriately incentivized to increase value over the long term and will not be dependent solely upon stock price increases to realize value from their long-term incentive grants.

Benefits: Officers also receive benefits typically offered to executives by companies engaged in businesses similar to the company’s and various benefits generally available to all employees of the company (such as health insurance).

     Awards to officers under the company’s long-term incentive plans qualify for the exemption offered by Section 162(m) of the U.S. tax code, which allows performance-based compensation paid to an executive in excess of $1,000,000 to be tax deductible if certain conditions are met. Cash compensation (including annual incentive compensation) that we pay does not currently qualify for the Section 162(m) exemption. Because the instances where our officers’ cash compensation has exceeded $1,000,000 have been limited and have been in relatively immaterial amounts, we have not adopted a policy of strict compliance with the Section 162(m) exemption. At this point, we believe it is more important to retain the flexibility to compensate officers competitively. We will continue to monitor our compensation practices, however, and consider future opportunities to take advantage of the Section 162(m) exemption when we feel it is in the best interest of the company and its stockholders.

     Mr. Engles’ base salary for 2003 was $1,000,000 (net of a $1,500 gross-up for a new long-term disability benefit that was initiated in 2003 for all top executives), which was the same as his base salary for 2002.

     Mr. Engles’ target bonus for 2003 was 110% of his base salary, with a potential range of 0% to 220% of his base salary, depending on the degree of attainment of budgeted earnings per share for 2003. Mr. Engles’ actual bonus earned for 2003 was $1,151,822, or approximately 115% of his base salary, which reflects the fact that in 2003 the company’s earnings per share slightly exceeded the budgeted target.

     In 2003, Mr. Engles received 240,000 DSUs and options to purchase 609,000 shares of common stock.

THIS REPORT BY:

The Members of the Compensation Committee
Joseph S. Hardin, Jr. (Chairman), Stephen L. Green, John S. Llewellyn, Jr. and P. Eugene Pender

In setting compensation for 2004, the Compensation Committee engaged Compensation Strategies, Inc., an independent compensation consulting firm, to provide relevant market information such as comparable compensation levels at peer companies.

Other Information

How are Board members paid?

Employee directors receive no compensation for serving on the Board of Directors or its Committees other than their normal salaries. Non-employee directors receive:

▪	An annual grant of 5,000 immediately exercisable stock options,

▪	An annual grant of 1,700 deferred stock units to be vested over a 3-year term,

▪	A $35,000 annual fee, payable quarterly in arrears,

▪	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each such meeting attended by telephone,

▪	$5,000 per year for serving on the Audit or Compensation Committees and $2,000 per year for any other Board Committee served on,

▪	$10,000 per year for chairing the Audit or Compensation Committee, and $4,000 for chairing any other Committee, and

▪	Reimbursement of travel expenses for attending meetings.

Non-employee directors may elect to receive their fees in shares of restricted common stock rather than in cash. If a director makes this election, he or she will receive shares with a value equal to 150% of the cash amount owed to him or her. 1/3 of the restricted shares vest on the date of grant; 1/3 vest on the first anniversary of the grant date; and the final 1/3 vest on the second anniversary of the grant date.

     One of our non-employee directors elected to receive all of her 2003 compensation in cash. Another elected to receive one-half of his compensation in cash and one-half in stock. The rest of our non-employee directors elected to receive all fees earned during 2003 in shares of restricted stock rather than in cash.

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as the company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, our “executive officers” are:

Gregg L. Engles – Chairman of the Board and Chief Executive Officer

See Mr. Engles’ biography on page 6.

BarryA. Fromberg – Executive Vice President and
Chief Financial Officer

Mr. Fromberg, age 48, joined us in June 1998 as Executive Vice President and Chief Financial Officer. Prior to joining us, he served as Chairman and Chief Executive Officer of a subsidiary of Paging Network, Inc. from 1995 to 1998. He was Senior Vice President and Chief Financial Officer of Paging Network, Inc. from 1993 to 1995. He served as Executive Vice President and Chief Financial Officer of Simmons Communications, Inc., a cable television operator from 1987 to 1993. From 1980 to 1987, he held various positions with Comcast Corporation. Mr. Fromberg was a Senior Accountant with Coopers & Lybrand from 1977 to 1980.

Michelle P. Goolsby – Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Ms. Goolsby, age 46, joined us in July 1998 as Executive Vice President, General Counsel and Corporate Secretary. In August 1999, she assumed the additional role of Chief Administrative Officer. From September 1988 until July 1998, Ms. Goolsby held various positions with the law firm of Winstead Sechrest & Minick. Prior to joining Winstead Sechrest & Minick, she held various positions with the Trammell Crow Company.

Other Information

Ronald H. Klein – Senior Vice President – Corporate Development

Mr. Klein, age 38, joined us in 1997 as Assistant Treasurer. In mid-1998 he became Vice President, Corporate Development, focused primarily on acquisition and divestiture transactions and financial planning. In February 2002, he became Senior Vice President, Corporate Development. Prior to joining us, he worked in the Corporate Finance division of Bear Stearns.

Pete Schenkel – President, Dairy Group

See Mr. Schenkel’s biography on page 9.

Who are our senior operating officers?

Our senior operating officers are:

Blake Anderson - President, Dean Specialty Foods Group

Mr. Anderson, age 50, has served as President of Dean Specialty Foods Group since February 1, 2004. He joined us in 2002 as Senior Vice President of Marketing for Dean Specialty Foods Group. Prior to joining us, he served as Vice President, Sales and Trade Marketing, at New World Pasta for one year. From 1998 to 2001, he served as Vice President –Sales/Trade Marketing of Vlasic Foods International and from 1975 to 1998, he held various positions with increasing responsibility at Campbell Soup Company, the last of which was Vice President/National Sales Manager – Soup/Grocery Products Business Unit.

Rick Beaman – Chief Operating Officer,
Southwest Region, Dairy Group

Mr. Beaman, age 46, has served as Chief Operating Officer of the Southwest Region of our Dairy Group since January 2000, when we formed that region in connection with our acquisition of Southern Foods. Prior to joining us, he worked in several positions at Southern Foods, including Executive Vice President during 1999, Vice President in 1997 and 1998, and general manager of Southern Foods’ Oak Farms Dairy from 1991 to 1997. Prior to joining Southern Foods, Mr. Beaman worked in various capacities at Borden, Inc. for 17 years.

Alan J. Bernon – Chief Operating Officer,
Northeast Region, Dairy Group

See Mr. Bernon’s biography on page 6.

Miguel Calado – Executive Vice President and President of International

Mr. Calado, age 48, joined us in September 1998 as Executive Vice President and President of International. Prior to joining us, he served in a number of senior executive positions at PepsiCo from 1983 until September 1998, most recently as Senior Vice President-Finance and Chief Financial Officer for Frito Lay International. Prior to joining PepsiCo in 1983, he served in various capacities at Samarco Mineracao, S.A. in Brazil.

Steve Demos– President, White Wave, Inc.

Mr. Demos, age 55, joined us in May 2002 when we bought the remaining interests in White Wave, Inc., maker of Silk® soymilk and other soy products. Mr. Demos has been with White Wave since he founded it in 1977.

Rick Fehr – Chief Operating Officer,
Southeast Region, Dairy Group

Mr. Fehr, age 52, has served as Chief Operating Officer of the Southeast Region of our Dairy Group since February 1998. He joined us in November 1996 as Vice President of Operations. Prior to joining us, Mr. Fehr served in various capacities with The Morningstar Group Inc. from 1988, including most recently as Vice President of Operations.

Jackie Jackson – Chief Operating Officer,
Midwest Region, Dairy Group

Mr. Jackson, age 65, has served as Chief Operating Officer of the Midwest Region of our Dairy Group since April 2002. From January 2000 to April 2002, he served as a Regional Vice President of the Southwest Region of our Dairy Group and from 1990 to January 2000, he served as manager of Southern Foods’ Oak Farms Dairy operations in Houston, Texas. Prior to joining Southern Foods, Mr. Jackson worked in various capacities at Borden, Inc.

Other Information

Michael H. Keown – President, Dean National Brand Group

Mr. Keown, age 41, has served as President of Dean National Brand Group since August 2003. He joined us from the Coca-Cola Company, where he most recently served as Vice President and General Manager for the Shelf Stable Division of The Minute Maid Company. He was with Minute Maid from 1998 to 2002. From 1995 to 1998, he held various positions with E&J Gallo Winery and prior to that with Proctor & Gamble from 1984 to 1995.

Charles “Chuck” F. Marcy– President, Horizon Organic

Mr. Marcy, age 53, has served as President of Horizon Organic Holding Company since November 1999. Mr. Marcy previously served as President and Chief Executive Officer of the Sealright Corporation, a manufacturer of dairy packaging and packaging systems from 1995 to 1998. From 1993 to 1998, Mr. Marcy was President of the Golden Grain Company, a subsidiary of Quaker Oats Company and maker of the Near East brand of all-natural grain-based food products. From 1991 to 1993, Mr. Marcy was President of the dairy division of Kraft General Foods. From 1974 to 1991, Mr. Marcy held various senior marketing and strategic planning roles with Sara Lee Corporation and Kraft General Foods.

John Robinson – Chief Operating Officer,
Morningstar Division, Dairy Group

Mr. Robinson, age 44, has served as Chief Operating Officer of the Morningstar Division of our Dairy Group since January 1, 2004. He joined us in 2000 as Senior Vice President of Sales and Marketing at the Dairy Group’s corporate headquarters. Prior to joining our corporate staff, he was President of Robinson Dairy, a subsidiary of our Dairy Group, from 1998 to 2000, where he held various other positions from 1982 to 1997.

Other Information

How much are our executive officers paid?

Summary Compensation Table	Annual Compensation						Long-Term Compensation
							Value of
					Other Annual		Deferred		Number of Stock	All Other
Name & Principal Position	Year	Salary(1)	Bonus(1)		Compensation		Units Awarded (2)		Options Granted(2)	Compensation
Gregg L. Engles	2003	$1,000,000	$1,151,822		$111,078	(4)	$5,942,400	(5)	609,000
Chairman of the Board and	2002	$1,000,000	$2,200,000	(6)	$492,989	(7)			1,050,000
Chief Executive Officer	2001	880,000	976,800	(6)	169,869	(8)			600,000
BarryA. Fromberg	2003	430,000	270,998	(9)	17,646	(10)	854,220	(11)	94,500
Executive Vice President and	2002	400,000	480,000						195,000
Chief Financial Officer	2001	375,000	240,384						120,000
Michelle P. Goolsby	2003	430,000	270,889	(12)	11,951	(13)	854,220	(14)	94,500
Executive Vice President,	2002	420,000	504,000						195,000
Chief Administrative Officer	2001	375,000	274,725	(12)	12,109	(13)			120,000
and General Counsel
Ronald H. Klein	2003	285,000	149,668				334,260	(15)	37,500
Senior Vice President –	2002	240,000	240,000						75,000
Corporate Development	2001	197,000	118,382						45,000
Pete Schenkel	2003	675,000	636,561		71,727	(16)	2,228,400	(17)	250,500	$588,064	(18)
President, Dean	2002	625,000	1,125,000						495,000	765,287	(18)
Dairy Group	2001	575,000	388,772						300,000	812,057	(18)

(1)	Includes salary and bonus deferred pursuant to our Deferred Compensation Plan.

(2)	The value shown is as of January 7, 2003, the date of grant.

(3)	All share numbers have been adjusted to reflect all stock splits.

(4)	Includes employer match to the Dean Foods 401(k) Plan, imputed income from life insurance and $102,468 for personal use of company aircraft.

(5)	At December 31, 2003, Mr. Engles held 240,000 unvested DSUs, with a value of $7,888,800.

(6)	Mr. Engles deferred 100% of his 2002 and 2001 bonuses pursuant to our Deferred Compensation Plan and allocated the entire deferral toward investment in shares of our common stock. Shares of stock purchased under the Deferred Compensation Plan are purchased at a 15% discount.

(7)	Includes $382,600 for the discount on shares purchased under the Deferred Compensation Plan, plus $110,389 for personal use of company aircraft.

(8)	Represents the discount on shares purchased under the Deferred Compensation Plan.

(9)	Mr. Fromberg deferred a portion of his 2003 bonus pursuant to our Deferred Compensation Plan and allocated the entire deferred amount toward investment in shares of our common stock. Shares of stock purchased under the Deferred Compensation Plan are purchased at a 15% discount.

(10)	Represents the discount on shares purchased under the Deferred Compensation Plan.

(11)	At December 31, 2003, Mr. Fromberg held 34,500 unvested DSUs with a value of $1,134,015.

(12)	Ms. Goolsby deferred a portion of her 2003 and 2001 bonuses pursuant to our Deferred Compensation Plan and allocated the entire deferral toward investment in shares of our common stock. Shares of stock purchased under the Deferred Compensation Plan are purchased at a 15% discount.

(13)	Represents the discount on shares purchased under the Deferred Compensation Plan.

(14)	At December 31, 2003, Ms. Goolsby held 34,500 unvested DSUs with a value of $1,134,015.

(15)	At December 31, 2003, Mr. Klein held 13,500 unvested DSUs with a value of $443,745.

(16)	Includes employer match to the Dean Foods 401(k) Plan, personal use of company aircraft and $44,325 of imputed income and life insurance.

(17)	At December 31, 2003, Mr. Schenkel held 90,000 unvested DSUs with a value of $2,958,300.

(18)	Represents three of four annual distributions Mr. Schenkel is entitled to receive as a result of the termination of a non-qualified retirement plan maintained by Southern Foods prior to our acquisition of that company effective January 2000.

Other Information

OPTION GRANTS IN 2003 (TO EXECUTIVE OFFICERS)

					Potential Realizable Value
					at Assumed Annual Rates
		Percent of Total			of Stock Price Appreciation
	No. of Shares Underlying	Options Granted to Employees	Exercise Price		Over Option Term
Name	Options Granted	During 2002(1)	($/share)	Expiry Date(2)	5%(3)	10%(3)
Engles, Gregg L.	609,000	17.9%	$24.7933	1/6/2013	$9,495,755	$24,064,108
Fromberg, Barry A.	94,500	2.78	24.7933	1/6/2013	1,473,479	3,734,086
Goolsby, Michelle P.	94,500	2.78	24.7933	1/6/2013	1,473,479	3,734,086
Klein, Ronald H.	37,500	1.10	24.7933	1/6/2013	584,714	1,481,780
Schenkel, Pete	250,500	7.36	24.7933	1/6/2013	3,905,889	9,898,291

(1)	The total number of options granted during 2003 to all employees was 3,401,821.

(2)	All vest as follows: 1/3 on first anniversary of grant, 1/3 on second anniversary of grant, and 1/3 on third anniversary of grant.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

OPTION EXERCISES IN 2003 (BY EXECUTIVE OFFICERS)

					Value of Unexercised
			No. of Options Unexercised		In-the-Money Options at
			as of December 31, 2003		December 31, 2003
	Shares Acquired	Total Value
Name	On Exercise	Realized	Vested	Not Vested	Vested	Not Vested
Engles, Gregg L.	450,000	$9,253,563	2,496,003	1,508,997	$46,450,351	$17,381,661
Fromberg, Barry A.	161,953	2,663,954	152,784	264,497	2,265,450	3,130,605
Goolsby, Michelle P.	43,554	770,697	283,051	264,497	4,832,479	3,130,605
Klein, Ronald H.	65,250	983,125	25,000	102,500	313,000	1,206,301
Schenkel, Pete			528,503	680,497	9,098,739	8,004,270

CHANGE IN CONTROL BENEFITS

We have entered into agreements with all of our executive officers pursuant to which we must:

▪	pay each of the executive officers a lump sum of cash equal to 2 to 3 times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a pro-rated bonus for the portion of the year served prior to termination, in addition to, in some cases, a gross-up payment to pay for any applicable excise taxes,

▪	pay each of the executive officers the unvested balance of his or her 401(k) account, plus 2 to 3 times his or her most recent company match,

▪	continue the executive’s insurance benefits for two years, and

▪	provide certain outplacement services if, in connection with or within two years after a change in control (as defined in the agreements) of our company

▪	the executive officer’s employment is terminated by us or any successor of ours without cause (as defined in the agreements), or

▪	the executive officer’s employment is terminated by the executive for good reason (as defined in the agreement).

Other Information

Also, certain of these agreements provide that the officer has the right, at any time during the 13th month after a change in control, to voluntarily terminate his or her employment for any reason and receive the same benefits as if he or she had been terminated by us or by a successor company during the two years after a change in control as described above. The agreements also contain:

▪	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination,

▪	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information, and

▪	agreements not to solicit any of our employees for two years after termination.

All of the executive officers’ unvested stock options and deferred stock units will automatically vest immediately upon a change in control (as defined in the agreements).

Do we have any equity compensation plans not approved by our stockholders?

All of our equity compensation plans have been approved by our stockholders. The following table contains certain information about our plans as of December 31, 2003.

	Number of Securities to be	Weighted-Average Exercise	Number of Securities Remaining
	Issued Upon Exercise of Out standing	Price of Out standing Options,	Available for Future Issuance Under
Plan Category	Options, Warrants and Rights	Warrants and Rights	Equity Compensation Plans
Equity compensation plans approved by security holders	16,599,126	$18.50	11,980,513
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	16,599,126	$18.50	11,980,513

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors and employees, a copy of which is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics will also be posted on our website. If you would like a hard copy of our Code of Ethics, please request one by writing or calling our Investor Relations department at:

Dean Foods Company
Attn: Investor Relations
255 McKinney Avenue, Suite 1200
Dallas, TX 75201
214-303-3400

Other Information

How much stock do our executive officers and directors own?

On this page is information as of March 25, 2004 concerning:

▪	Each stockholder known by us to beneficially own more than 5% of our outstanding common stock,

▪	Each director and each executive officer, and

▪	All directors and executive officers as a group.

	# Shares	Exercisable
Beneficial Owner	Common Stock	Options(1)	Total	Percent
Bernon, Alan J.	800,355	125,546	925,901	*
Collens, Lewis M.	9,249	30,000	39,249	*
Davis, Tom C.	6,019	52,500	58,519	*
Engles, Gregg L.	1,451,339	3,204,004	4,655,343	2.8%
Fromberg, Barry A.	21,453	249,328	270,781	*
Goolsby, Michelle P.	11,278	412,595	423,873	*
Green, Stephen L.	31,487	142,500	173,987	*
Hardin, Joseph S., Jr.	22,932	120,000	142,932	*
Hill, Janet	7,410	43,536	50,946	*
Kirk, Ron	1,356	7,500	8,856	*
Klein, Ronald H.	24,827	69,456	94,283	*
Llewellyn, John S., Jr.	6,726	63,840	70,566	*
Muse, John R.(2)	239,274	120,000	359,274	*
Nevares, Hector M.	605,408	419,025	1,024,433	*
Pender, P. Eugene(3)	14,696	142,500	157,196	*
Schenkel, Pete	43,635	807,002	850,637	*
Turner, Jim L.	162,366	183,750	346,116	*
All executive officers and directors as a group	3,568,332	6,655,456	10,223,788	5.7%
FMR Corp.(4)	13,531,039		13,531,039	8.0%
Iridian(5)	7,812,962		7,812,962	4.6%

*	Less than 1%

(1)	As of 03/25/04, including options exercisable within the next 60 days.

(2)	Includes 3,450 shares owned by family members. Mr. Muse disclaims beneficial ownership of family-owned shares.

(3)	Includes 6,600 shares owned indirectly through entities controlled by Mr. Pender.

(4)	As reported on Schedule 13G, Amendment No. 5, filed on February 16, 2004 by FMR Corp., 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 11,874,015 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson III, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 11,874,015 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson III, chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, MA -02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act, is the beneficial owner of 697,561 shares of our common stock as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson III and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 697,561 shares and sole power to vote or to direct the voting of 661,011 shares, and no power to vote or to direct the voting of 36,550 shares of our common stock owned by the institutional accounts as reported above. Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR Corp.’s beneficial ownership includes 198 shares of our stock beneficially owned through Strategic Advisers, Inc. Members of the Edward C. Johnson III family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson III owns 12% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson III is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors. Fidelity International Limited is the beneficial owner of 959,265 shares of our common stock.

(5)	As reported on the Schedule 13G filed February 5, 2004 by Iridian Asset Management LLC (“Iridian”), which has direct beneficial ownership of the shares. Due to their ownership interests, direct and indirect, in Iridian, the Governor and Company of the Bank of Ireland, IBI Interfunding, Banc Ireland/First Financial, Inc. and BIAM (US) Inc. may share beneficial ownership of the shares. Iridian’s address is 276 Post Road West, Westport, CT 06880-4704.

Other Information

What other relationships do we have with our executive officers and directors?

REAL PROPERTY LEASE

We lease the land for our Franklin, Massachusetts plant from a partnership owned by Alan Bernon and his family. Our lease payments during 2003 totaled $0.7 million.

MINORITY INTEREST IN CONSOLIDATED CONTAINER HOLDING COMPANY

We hold our 40% minority interest in Consolidated Container Company through our subsidiary Franklin Plastics, Inc., in which we own an 89.5% interest. Alan Bernon and his brother, Peter Bernon, collectively own the remaining 10.5% of Franklin Plastics, Inc.

PROFESSIONAL FEES

During 2003, we paid legal fees and expenses of (1) approximately $577,886 to Gardere Wynne Sewell LLP, where Ron Kirk is a partner, and (2) approximately $122,908 to Locke Liddell & Sapp LLP, where Michelle Goolsby’s husband is a partner, for legal services rendered on various matters. We also paid approximately $257,124 during 2003 to Heidrick & Struggles, an executive search firm where Mr. Kirk’s wife is a partner.

CHARITABLE CONTRIBUTION

In 2003, we made a charitable contribution of $42,000 to Students in Free Enterprise, a charitable organization with which Mr. Hardin and Mr. Engles are affiliated.

EMPLOYMENT OF FAMILY MEMBERS

Mr. Schenkel’s son and son-in-law are both employed in the Southwest region of our Dairy Group. Mr. Stephen Schenkel, Mr. Pete Schenkel’s son, is the Assistant General Manager for Schepps Dairy, and received total cash compensation of $124,661 in 2003 (including salary, bonus earned for 2003 and a car allowance), in addition to insurance and 401(k) benefits available to all employees. In January 2003, he was granted options to purchase 3,000 shares of Dean Foods Company common stock. Mr. Craig Roberts, Mr. Pete Schenkel’s son-in-law, is General Manager of Oak Farms Dairy, and received total cash compensation of $191,360 in 2003 (including salary, bonus earned for 2003 and a car allowance), in addition to insurance and 401(k) benefits available to all employees. In January 2003, he was granted options to purchase 3,000 shares of Dean Foods Company common stock. Options granted to Mr. Schenkel and Mr. Roberts have an exercise price of $24.7933 and will expire on January 6, 2013.

How has our stock performed?

The graph on page 24 compares:

▪	the cumulative total return of our common stock since December 31, 1998, with

▪	the Standard & Poor’s 500 Stock Index, and

▪	a peer group index of United States consumer products companies, assuming a $100 investment on December 31, 1998. Points plotted are as of December 31 of each year. We have never paid dividends.

Other Information

The peer group that we have selected includes 24 manufacturers of food, beverages and other consumer packaged goods. This group, which includes companies such as Archer Daniels Midland, Campbell Soup, Coca Cola, ConAgra, Del Monte, Hershey, Kellogg, Sara Lee, Smithfield Foods and Tyson Foods, is the same peer group that the Compensation Committee of our Board of Directors has selected to compare us to for purposes of determining our executives’ long-term incentive compensation.

DEAN FOODS COMPANY

2515 McKinney Avenue
Suite 1200
Dallas, Texas 75201
Telephone: 214.303.3400
Facsimile: 214.303.3499

www.deanfoods.com

DEAN FOODS COMPANY	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET https://www.proxyvotenow.com/dfc		TELEPHONE 1-866-564-2333		MAIL

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned the proxy card. If you have
submitted your proxy by telephone or the internet
there is no need for you to mail back your proxy.

1-866-564-2333
CALL TOLL-FREE TO VOTE

âDETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNETâ

Mark, sign, date and return this proxy card promptly using the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. RE-ELECTION OF DIRECTORS FOR A 3-YEAR TERM

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	01 — Alan J. Bernon, 02 — Gregg L. Engles, 03 — Joseph S. Hardin, Jr., 04 — Ronald Kirk, 05 — John S. Llewellyn, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions

2.	Proposal to ratify Deloitte & Touche LLP as independent auditor.	FOR ☐	AGAINST ☐	ABSTAIN ☐

     In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Plan to attend the Annual Meeting.	☐

Have written comments on the reverse side of card.	☐

To change your address, please mark this box.	☐

SCAN LINE

     Please sign exactly as your name or names appear above. For joint holders, both should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your title.

Date Stockholder sign here	Co-Owner sign here

Dear Stockholder:

     On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone or over the internet. We encourage you to vote now, by telephone or over the internet. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and the enclosed proxy card for further information about voting procedures.

     If you have elected to view the Dean Foods proxy statement and annual report over the internet instead of receiving copies in the mail, you can now access the proxy statement for the 2004 annual shareholders’ meeting and the 2003 annual report on the internet through the following address: http://www.deanfoods.com, click on “Investor Relations and click on Annual Report.”

     If you notified us previously that you prefer to receive the annual report and proxy electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods will provide a copy to you upon request. To obtain a copy of these documents, please call 214-303-3438.

     Thank you for your attention to these matters.

Dean Foods Company

PROXY	DEAN FOODS COMPANY ANNUAL MEETING OF STOCKHOLDERS — MAY 18, 2004 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	PROXY

     The undersigned hereby appoints Gregg L. Engles and Michelle P. Goolsby and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 26, 2004, at the annual meeting of stockholders to be held on Tuesday, May 18, or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

     IMPORTANT— IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN BY PHONE OR INTERNET, YOU MUST SIGN AND DATE THE REVERSE SIDE.

Comments:
DEAN FOODS COMPANY

P.O. BOX 11333

NEW YORK, N.Y. 10203-0333